EXHIBIT 99.1
Contacts:

Al Palombo                                 Alyson Nikulicz
Cameron Associates                         Cameron Associates
Investor Relations Enquiries               Media Enquiries
(212) 245-8800 Ext. 209                    (212) 245-8800 Ext. 226
al@cameronassoc.com                        alyson@cameronassoc.com


    NATIONAL INVESTMENT MANAGERS ACQUIRES STEPHEN H. ROSEN & ASSOCIATES, INC.
     RETIREMENT CONSULTING, PENSION PLAN DESIGN AND ADMINISTRATION SERVICES


NEW YORK, NY August _, 2005 - National Investment Managers Inc., (OTCBB: NIVM), a centrally operated and regionally based pension plan administration and investment management business, announced today that the company has acquired the firm of Stephen H. Rosen and Associates, Inc., a New Jersey based retirement planning, pension plan design and administration company. Stephen H. Rosen, founder and president, as well as president of the American Society of Pension Professionals & Actuaries (ASPPA), will remain with the firm and join National Investment Managers.

Stephen H. Rosen and Associates, Inc. represents over 550 retirement plans with assets under administration and management of over $800 million. The acquisition provides regional synergies with the company's Pennsylvania operations.

Commenting on the acquisition, Richard Stierwalt, president and chief executive officer of National Investment Managers Inc. stated, "It is with great pleasure that we announce our second strategic acquisition designed to increase our market share in the pension plan and investment management business. The firm of Stephen H. Rosen & Associates has specialized in the design, implementation, and administration of tax-advantaged retirement plans for various types and sizes of businesses and organizations since 1982. By combining extensive consulting, plan design and administration services, they provide their clients with in-depth technical knowledge in today's complex regulatory and investment environment. Through hard work and dedication, Stephen Rosen and his talented management team have deservedly earned a reputation of trust and reliability in their markets. Additionally, Mr. Rosen's role as the current president of the ASPPA, the premier national organization for career retirement plan professionals, reflects the nature of individual and organization that we seek to attract to our growing national network of investment planning companies."

Stephen H. Rosen, founder and president of Stephen H. Rosen & Associates, commented, "In order to continue our successful operations as a local full service provider of retirement products and services, it is important for us to ensure that our clients have access to resources that are national in scope. As our clients seek to grow, we seek to grow with them, providing them the resources they require to meet their investment planning and pension administration needs. Our association with National Investment Managers will help to provide a national framework within which we can grow and serve our local clients more effectively."

About National Investment Managers Inc.
National Investment Managers, Inc. is a holding company that is creating a regionally based and centrally operated pension plan administration and investment management business. The strategic business plan includes acquiring and integrating regional pension plan administration and investment management companies with stable cash flows and high operating margins as well as retirement planning and insurance businesses. Acquisitions will retain their autonomy and benefit from being able to cross-sell other related financial services within the National Investment Managers umbrella.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company's future prospects. They are based on the Company's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units, and generate cash and profits. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


                                     ###